Exhibit 10.1

SECOND AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of December 23, 2015, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time including Oxford in its capacity as a Lender and PACIFIC WESTERN BANK, a California state chartered bank with an office located at 406 Blackwell Street, Suite 240, Durham, NC 27701 (“Bank”) (each a “Lender” and collectively, the “Lenders”), and TREVENA, INC., a Delaware corporation, with offices located at 1018 West 8th Avenue, Suite A, King of Prussia, PA 19406 (“Borrower”).

RECITALS

A.            Collateral Agent, Lenders (including Bank as successor in interest by merger to Square 1 Bank) and Borrower have entered into that certain Loan and Security Agreement dated as of September 19, 2014 (as amended from time to time, including but without limitation by that certain First Amendment to Loan and Security Agreement dated as of April 13, 2015, the “Loan Agreement”).

B.            Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.            Borrower has requested that Collateral Agent and Lenders amend the Loan Agreement as more fully set forth herein.

D.            Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Agreement.

2.1          Section 2.2 (Term Loans).  Section 2.2(a)(iii) of the Loan Agreement is amended and restated as follows:

(iii)          Subject to the terms and conditions of this Agreement, and solely at Borrower’s option and upon its request, the Lenders agree, severally and not jointly, during the Third Draw Period and provided that the thirty (30) day U.S. LIBOR rate reported in The Wall Street Journal is less than or equal to one half percent (0.50%) on the Funding Date of the Term C Loans, to make term loans to Borrower in a single advance in an aggregate amount up to Sixteen Million Five Hundred Thousand Dollars ($16,500,000.00) according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”; each Term A Loan, Term B Loan or Term C Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans, the Term B Loans and the Term C Loans are hereinafter referred to collectively as the “Term Loans”).  After repayment, no Term C Loan may be re-borrowed.

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2.2          Section 2.2 (Term Loans).  Section 2.2(b) of the Loan Agreement is amended and restated as follows:

(b)           Repayment.  Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan but only to the extent not already prepaid pursuant to this Section 2.2(b), and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date.  Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof.  Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, plus all accrued interest, in arrears, to Collateral Agent, for the benefit of the Lenders, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (x) if the Amortization Date is January 1, 2017, thirty nine (39) months, (y) if the Amortization Date is January 1, 2018 and the Maturity Date Extension Event has not occurred by such date, twenty seven (27) months and (z) if the Amortization Date is January 1, 2018 and the Maturity Date Extension Event has occurred by such date, thirty six (36) months.  Notwithstanding the foregoing, if the Amortization Date is January 1, 2018 and the Maturity Date Extension Event occurs after January 1, 2018, then the aggregate amount outstanding as of the date of the occurrence of the Maturity Date Extension Event shall amortize on the first Payment Date after such date on a repayment schedule equal to the number of months remaining between such Payment Date and the Maturity Date.  All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date.  Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

2.3          Section 2.5 (Fees).  A new Section 2.5(e) is added to the Loan Agreement as follows:

(e)           Second Amendment Fee.  A fully earned, non-refundable amendment fee of Twenty Thousand Dollars ($20,000.00) (the “Second Amendment Fee”) to be shared between the Lenders on the Second Amendment Effective Date.

2.4          Section 13 (Definitions).  The following defined terms and their respective definitions are amended and restated in or added to Section 13.1 of the Loan Agreement as follows:

“Amortization Date” is January 1, 2017; provided, however, if the Interest Only Extension Event has occurred and no Event of Default has occurred and is continuing as of December 31, 2016, such date shall be January 1, 2018.

“Final Payment Percentage” is six and one tenth of one percent (6.10%); provided, however, upon the occurrence of (x) the Interest Only Extension Event, such percentage shall be six and six tenths of one percent (6.60%) and (y) the Maturity Date Extension Event, such percentage shall be seven percent (7.00%).

“Interest Only Extension Event” means Collateral Agent’s and Lenders’ receipt on or before December 31, 2016 of any of (X) (i) results of Borrower’s TRV027 phase 2b study that are sufficient to enable the advancement of TRV027 into phase 3 studies, accompanied by the data and rationale demonstrating the support to advance into phase 3 studies, as evidenced by the Borrower’s delivery to the Collateral Agent and Lenders of a certificate signed by each of Borrower’s Chief Executive Officer and Chief Scientific Officer and stating that the Borrower believes, based on its experience in the clinical development of pharmaceutical products, that (1) the results provide sufficient clinical rationale for the compound to proceed into phase 3 development and (2) such progression into phase 3 would not be prohibited by any Federal Food, Drug, and Cosmetic Act rule, regulation, or dispute, (ii) a copy of a press release issued by the Borrower stating that the results of Borrower’s TRV027 phase 2b study are sufficient to enable the advancement of TRV027 into phase 3 studies, and (iii) a copy of a resolution passed by Borrower’s board of directors, together with a certificate of Borrower’s secretary certifying that such resolution has been passed by the board of directors of Borrower and remains in full force and effect, authorizing the Borrower to, and indicating that the Borrower intends to, advance into phase 3 studies and seek financing to support a phase 3 study, (Y) evidence of the TRV027 phase 2b study meeting its primary endpoint in form and substance satisfactory to Collateral Agent and Lenders, or (Z) evidence of the TRV027 phase 2b study meeting at least one of the Renegotiation Trigger Criteria set forth on Schedule 1.77 of the License Option Agreement in form and substance satisfactory to Collateral Agent and Lenders.

“Maturity Date” is March 1, 2020; provided, however, upon the occurrence of the Maturity Date Extension Event, such date shall be December 1, 2020.

“Maturity Date Extension Event” means Borrower’s achievement of both the Interest Only Extension Event and the Financing Event.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i)            for a prepayment made on or after the Funding Date of such Term Loan through and including the first anniversary of the Funding Date of such Term Loan, three percent (3.00%) of the principal amount of such Term Loan prepaid;

(ii)           for a prepayment made after the date which is after the first anniversary of the Funding Date of such Term Loan through and including the second anniversary of the Funding Date of such Term Loan, two percent (2.00%) of the principal amount of the Term Loans prepaid; and

(iii)          for a prepayment made after the date which is after the second anniversary of the Funding Date of such Term Loan and prior to the Maturity Date, one percent (1.00%) of the principal amount of the Term Loans prepaid.

Solely for the purposes of this definition of “Prepayment Fee”, the “Funding Date” of the Term A Loans shall be deemed to be the Second Amendment Effective Date.

“Second Amendment Effective Date” means December 23, 2015.

“Third Draw Period” is the period commencing on the date of the occurrence of the Interest Only Extension Event and ending on the earlier of (i) December 31, 2016, (ii) thirty (30) days after the occurrence of the Interest Only Extension Event, and (iii) the occurrence of an Event of Default; provided, however, that the Third Draw Period shall not commence if on the date of the occurrence of the Interest Only Extension Event an Event of Default has occurred and is continuing.

2.5          Section 13 (Definitions).  The following defined terms and their respective definitions are deleted from Section 13.1 of the Loan Agreement:

“Interest Only Extension Event I”; “Interest Only Extension Event II”.

3.             Limitation of Amendment.

3.1          The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.             Representations and Warranties.  To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

4.1          Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3          The organizational documents of Borrower delivered to Collateral Agent and Lenders on the Effective Date, or subsequent thereto, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7          This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.             Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.             Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Collateral Agent and Lenders of (i) this Amendment by each party hereto, (ii) an updated Corporate Borrowing Certificate, and (iii) an updated Perfection Certificate, and (b) Borrower’s payment of the Second Amendment Fee, plus an amount equal to all Lenders’ Expenses incurred through the date of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

TREVENA, INC.

By	/s/ Roberto Cuca
Name:	Roberto Cuca
Title:	Sr. Vice President and CFO

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By	/s/ Mark Davis
Name:	Mark Davis
Title:	Vice President – Finance, Secretary & Treasurer

LENDER:

PACIFIC WESTERN BANK

By	/s/ Lan Zhu
Name:	Lan Zhu
Title:	AVP